Exhibit 4

July 13, 2020

Bogotá D.C.

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on September 28, 2017 (Registration Statement No. 333-220694), (the “Registration Statement”), of U.S.$1,000,000,000 aggregate principal amount of its 3.125% Global Bonds due 2031 and U.S.$1,500,000,000 aggregate principal amount of its 4.125% Global Bonds due 2051 (the “Securities”), I have reviewed the following documents:

(i)   the Registration Statement and the related Prospectus dated October 19, 2017 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplements dated June 1, 2020 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)   an executed copy of the Indenture, dated January 28, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as amended and supplemented by the Supplemental Indenture thereto, dated as of September 8, 2015, and as further amended and supplemented from time to time (as amended and supplemented, the “Indenture”);

(iii)   the global Securities dated June 4, 2020 in the aggregate principal amounts of $1,000,000,000 and $1,500,000,000 executed by the Republic;

(iv)   an executed copy of the Authorization Certificate dated June 4, 2020 pursuant to which the terms of the Securities were established;

(v)   all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)

The relevant portions of Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)	Article 16 of Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)	Article 13 of Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)	Legislative Decree 519 of April 5, 2020 (a translation of which is attached as Exhibit A hereto); and

(e)	Resolution 1067 of April 29, 2020 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit B hereto.

(vi)   the following additional actions under which the issuance of the Securities has been authorized:

(a)	Authorization by Minutes of the Comité de Tesorería del Ministerio de Hacienda y Crédito Público adopted in its meeting held on May 27, 2020 (a translation of which is attached as Exhibit C hereto);

(b)	Resolution No. 1197 of June 1, 2020, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit D hereto); and

(c)

Approval of the final draft of the Underwriting Agreement by the Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit E hereto);.

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its fiscal year ended December 31, 2018 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectuses and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplements referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. In particular, to the extent that New York State or United States Federal law is relevant to the opinions expressed above, I have relied, without making any independent investigation, on the opinion of Arnold & Porter Kaye Scholer LLP, filed as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for its fiscal year ended December 31, 2018. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours

/s/ Lina María Londoño González
Lina María Londoño González
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

MINISTRY OF FINANCE AND PUBLIC CREDIT

LEGISLATIVE DECREE 519 OF 2020

5 APR 202

Whereby the Nation’s General Budget for fiscal 2020 is submitted,

and executed within the framework of the

Economic, Social and Ecological State of Emergency

THE PRESIDENT OF THE REPUBLIC OF COLOMBIA

Exercising the powers conferred by Article 215 of the Constitution, in accordance with Law 137 of 1994, and developing the provisions of Decree 417 of March 17, 2020, «Where a State of Economic, Social and Ecological Emergency is declared throughout the national territory”; and

WHEREAS

Under the terms of Article 215 of the Constitution, should any event other than the events provided by Articles 212 and 213 of the Constitution take place, that disrupt or threaten to seriously and imminently disrupt the economic, social and ecological order of the country, or represent a serious public catastrophe, the President of the Republic, with the signature of all Ministers, may declare a State of Economic, Social and Ecological Emergency.

According to the same constitutional rule, once a state of Economic, Social and Ecological Emergency is declared, the President of the Republic, with the signature of all the ministers, may issue decrees with force of law exclusively destined to ward off the crisis and prevent the extent of its effects.

These decrees shall refer to matters that have a direct and specific relationship with the state of economic, social and ecological emergency, and may, temporarily, establish new taxes or modify existing taxes.

On March 11, 2020 the World Health Organization declared that the outbreak of the new coronavirus COVID-19 is a pandemic, essentially due to the speed of its spread. Therefore, the WHO urged States to take urgent and determined action to identify, confirm, isolate, monitor any possible cases and treat confirmed cases, as well as disseminate preventive measures, all of which should result in the mitigation of contagion.

On March 12, 2020 the Ministry of Health and Social Protection issued Resolution 385, “Whereby a health emergency due to the coronavirus COVID-19 is declared and measures are taken to deal with the virus.” Resolution 385 established provisions for the prevention and containment of the epidemiological risk associated with the new COVID-19 coronavirus.

By Decree 417 of March 17, 2020, based on Article 215 of the Constitution, the President of the Republic declared a state of Economic, Social and Ecological Emergency throughout the national territory, for the term of Thirty (30) calendar days, counted from the validity of said Decree.

LEGISLATIVE DECREE 519	Page 2 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

Based on the Decree, and on the powers contained in Article 215 of the Constitution, it is the responsibility of the President of the Republic, with the signature of all the ministers, to adopt the necessary measures to ward off the crisis and prevent the extension of its effects, and contribute to face the adverse consequences generated by the new COVID-19 pandemic, with serious effects on the economic and social order.

On March 9, 2020 the Ministry of Health and Social Protection reported 0 deaths and 3 confirmed cases in Colombia.

Despite adopted measures, on April 5, 2020 the Ministry of Health and Social Protection reported 35 deaths and 1,485 confirmed cases in Colombia, distributed as follows: Bogotá D.C. (725), Cundinamarca (52), Antioquia (172), Valle del Cauca (196), Bolívar (45), Atlántico (51), Magdalena (12), Cesar (16), Norte de Santander (25), Santander (12), Cauca (12), Caldas (16), Risaralda (37), Quindio (23), Huila (34), Tolima (15), Meta (14), Casanare (2), San Andrés and Providencia (2) , Nariño (6), Boyacá (13), Córdoba (3), Sucre (1) and La Guajira (1).

According to the World Health Organization (WHO), in a report dated April 5, 2020 at 13:32 GMT-5 (Greenwich Mean Time) 1,136,851 cases and 62,955 deaths due to the new COVID-19 coronavirus are confirmed in 209 countries, areas or territories.

The effects derived from the circumstances that led to a state of Economic, Social and Ecological Emergency being declared affect the right to a minimum income in the most vulnerable households. For this reason, exceptional measures must be adopted to provide financial support to the most unprotected population.

In a communiqué dated March 18, 2020 on “COVID, World Labor, i: Implications and responses” the International Labor Organization stated that “Covid-19 will have a broad impact on the labor market. Beyond the short-term concern for the health of workers and their families, the virus and the resulting economic crisis will adversely affect the world of Work in three fundamental aspects, namely: 1) the amount of jobs available (both in terms of unemployment and underemployment); 2) job quality (with regard to salary and wages and access to social protection); and 3) the effects on the most vulnerable specific groups facing adverse consequences on the job market [...].”

In the aforementioned statement the International Labor Organization estimated “[...] a substantial increase in unemployment and underemployment as a consequence of the virus outbreak. In the light of several hypothetical cases on the effects of Covid-19 on GDP increase worldwide ..., in several preliminary estimates by the ILO, an increase in global unemployment of between 5.3 million (“most favorable” case) and 24.7 million people (“most unfavorable” case), compared to a reference value of 188 million unemployed in 2019. According to a hypothetical case of “average” incidence, there could be an increase of 13 million unemployed (7.4 million in high-income countries.). While these estimates are highly uncertain, a substantial increase in unemployment worldwide is highlighted in all cases. For comparison purposes, the global financial crisis in 2008-9 increased unemployment by 22 million people.

LEGISLATIVE DECREE 519	Page 3 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

The International Labor Organization — ILO, in the aforementioned communiqué, urges States to adopt urgent measures to: (i) protect workers and employers and their families from the health risks generated by the COVID-19 coronavirus; (ii) protect workers in the workplace; (iii) stimulate the economy and employment, and (iv) sustain jobs and income, with the purpose of respecting labor rights, mitigating negative impacts and achieving a rapid and sustained recovery.

In accordance with the March 27, 2020 joint statement by the President of the International Monetary and Financial Committee and the Managing Director of the International Monetary Fund: “We are in an unprecedented situation where a global pandemic has turned into an economic and financial crisis. Given the sudden interruption of economic activity, world output will contract in 2020. Member countries have already taken extraordinary measures to save lives and safeguard economic activity, but more needs to be done. Targeted fiscal support for vulnerable households and businesses should be prioritized to accelerate and strengthen recovery in 2021.”

In Judgment C-434 of July 12, 2017, that reviewed Legislative Decree 733 of 2017 “Whereby budgetary provisions are made to deal with the economic, social and ecological emergency in the municipality of Mocoa, department of Putumayo, through the modification of the 2017 national General Budget and corresponding execution, the Constitutional Court, stated that: “The Constitution establishes, as a general rule, that no disbursement or expenditure, or credit that is not included in the expense budget decreed by Congress, may be charged to the Public Treasury by a departmental assembly, or district, or municipal council (Art. 345 Constitution.) Likewise, specifically, Articles 346 and 347 of the Constitution state that any income budget and allocation law must be approved by the Congress of the Republic. [...] however, the Constituent also stated a caveat, that the aforementioned budget rules apply in times of peace or institutional normality. Thus, in a state of exception, there is a possibility for another center, the Executive, to become a transitory legislator, to intervene in the Nation’s General Budget, change the destination of certain income, reassign allocations and perform budget operations for the purpose of allocating resources to overcome the state of emergency.”

In accordance with Decree 417 of March 17, 2020, it is necessary to supplement the Nation’s 2020 General Budget to include the necessary resources for the implementation of effective measures aimed at dealing with the emergency and mitigating the effects—in particular, to strengthen the health system so that it may guarantee the necessary care and prevention conditions under the COVID-19 Coronavirus, as well as counteract the effects on economic and social stability brought about by the emergency.

Article 83 of the Budget Organic Statute provides: “The additional credits and transfers to the General Budget aimed at covering expenses caused by a states of exception, shall be made by the Government in the stated terms. The source of public spending shall be the decree that declares the respective state of emergency.”

LEGISLATIVE DECREE 519	Page 4 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

For the purpose of specifying the economic and social measures that the government seeks to implement to ward off the serious crisis caused by the COVID-19 pandemic, additional credits and transfers, distributions, modifications and disaggregation in the nation’s 2020 General Budget must be approved, within the framework of the powers granted to the Government under Article 83 of Decree 111 of 1996 – Budget Organic Statute, Law 137 of 1994, and Article 18 of Law 2008 of 2019.

In accordance with Article 30 of the Budget Organic Statute, and Article 3 of Law 2008 of 2019, income defined by law for the provision of a specific public service, as well as income from funds without legal personality created by the legislator, are special funds of a national order. Funds without legal status shall be subject to the rules and procedures established in the Constitution, the Budget Organic Statute, the respective annual budget law, and other governing rules.

By virtue of the measures adopted in the declaration of the State of Economic, Social and Ecological Emergency referred to in Decree 417 of March 17, 2020, the Emergency Mitigation Fund—FOME, is created by Decree 444 of March 21, 2020, as a Ministry of Finance and Public Credit fund without legal status. The purpose of such fund is to meet the needs for Health Care resources, deal with adverse effects on productive activity, and the need for the economy to continue to provide conditions to sustain employment and growth.

Article 67 of the Budget Organic Statute empowers the Government to issue and execute a Decree regarding the General Budget, and requires the Decree to contain an Appendix to illustrate expense details.

In order to implement the measures to face the emergency, and contain the extension of social and economic effects, broad and sufficient authorization is required with regard to the Nation’s debt quota, so as to allow access to different financing sources and guarantee funds are available for budget allocations.

Based on the foregoing,

DECREE

TITLE I

SUPPLEMENT TO THE NATION’S GENERAL BUDGET

ARTICLE 1. SUPPLEMENT TO THE INCOME BUDGET AND CAPITAL RESOURCES. Supplement the Income and Capital Resources Budget of the 2020 General Budget with the sum of FIFTEEN BILLION ONE HUNDRED THOUSAND MILLION PESOS LEGAL CURRENCY ($15,100,000,000,000), according to the following detail:

LEGISLATIVE DECREE 519	Page 5 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

GENERAL BUDGET – INCOME

SUPPLEMENT TO THE NATIONS’ 2020 GENERAL BUDGET

ITEM	AMOUNT

INCOME	15,100,000,000,000

SPECIAL FUNDS	15,100,000,000,000

TOTAL SUPPLEMENT	15,100,000,000,000

ARTICLE 2. SUPPLEMENT TO THE EXPENDITURE BUDGET OR ALLOCATION LAW. Add the Expenditure Budget or Appropriations Law of the General Budget of the nation of the fiscal term of 2020, in the sum of FIFTEEN BILLION HUNDRED THOUSAND MILLION PESOS LEGAL CURRENCY ($ 15,100,000,000,000), according to the following detail:

SUPPLEMENT TO THE NATIONS’ 2020 GENERAL BUDGET

CTA	SUBC	ITEM	NATION’S	OWN FUNDS	TOTAL
PROG	SUBP

A. WORKING BUDGET	15,100,000,000,000	15,100,000,000,000

TOTAL SECTION SUPPLEMENT	15,100,000,000,000	15,100,000,000,000

TOTAL SUPPLEMENT	15,100,000,000,000	15,100,000,000,000

ARTICLE 3. EXECUTION OF SUPPLEMENT TO THE INCOME AND CAPITAL RESOURCES BUDGET. Supplement the Income and Capital Resources Budget of the Nation’s 2020 General Budget with the sum of FIFTEEN BILLION ONE HUNDRED THOUSAND IVIILLION PESOS LEGAL CURRENCY ($ 15,100,000,000,000), according to the following detail:

LEGISLATIVE DECREE 519	Page 6 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

GENERAL BUDGET – INCOME

SUPPLEMENT TO THE NATIONS’ 2020 GENERAL BUDGET

ITEM	AMOUNT

1. NATIONAL BUDGET INCOME	15,100,000,000,000

6. SPECIAL FUNDS	15,100,000,000,000

TOTAL SUPPLEMENT	15,100,000,000,000

ARTICLE 4. EXECUTE SUPPLEMENT TO EXPENDITURE BUDGET OR ALLOCATIONS LAW. Supplement the Expenditure Budget or Allocations Law of the Nation’s 2020 General Budget with the sum of FIFTEEN BILLION ONE HUNDRED THOUSAND MILLION PESOS LEGAL CURRENCY ($ 15,100,000,000,000), according to the following detail:

SUPPLEMENT TO THE NATIONS’ 2020 GENERAL BUDGET

CTA	SUBC	ITEM	NATION’S	OWN FUNDS	TOTAL
PROG	SUBP

A. WORKING BUDGET	15,100,000,000,000	15,100,000,000,000

TOTAL SECTION SUPPLEMENT	15,100,000,000,000	15,100,000,000,000

TOTAL SUPPLEMENT	15,100,000,000,000	15,100,000,000,000

ARTICLE 5. APPENDIX. An Appendix containing Expenditure details is attached to this Decree.

TITLE II

OTHER PROVISIONS

ARTICLE 6. FINANCING BUDGET ALLOCATIONS.

For the duration of the effects that gave rise to the declaration of Economic, Social and Ecological Emergency State declared by Decree 417 of 2020, and to guarantee the correct execution of the Nation’s General Budget, the Administration is authorized to carry out the necessary internal or external public credit transactions to finance General Budget allocations for the fiscal year of 2020, without affecting the authorizations granted by Article 1, Law 1771 of 2015, and governing rules. Execution of such transactions will only require authorization by the Minister of Finance and Public Credit by means of a Resolution, without prejudice whether such transactions had already began the authorization process.

The Ministry of Finance and Public Credit shall regulate the transactions via an Administrative act.

LEGISLATIVE DECREE 519	Page 7 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

ARTICLE 7.  VALIDITY. This decree shall be in force from the date of its publication.

LET IT BE PUBLISHED AND EXECUTED.

Bogota, DC

5 APR 2020

[	[Signed]

MINISTER OF THE INTERIOR	ALICIA VICTORIA ARANGO OLMOS

MINISTER OF FOREIGN AFFAIRS	CLAUDIA BLUM DE BARBERI

MINISTER OF FINANCE AND PUBLIC CREDIT	ALBERTO CARRASQUILLA BARRERA

MINISTER OF JUSTICE AND LAW	MARGARITA LEONOR CABELLO BLANCO

MINISTER OF DEFENSE	CARLOS HOMES TRUJILLO GARCIA

MINISTER OF AGRICULTURA AND RURAL DEVELOPMENT	RODOLFO ENRIQUE ZEA NAVARRO

MINISTER OF HEALTH	FERNANDO RUIZ GOMEZ

MINISTER OF WORK	ANGEL CUSTODIO CABRERA BAEZ

MINISTER OF MINES AND ENERGY	MARIA FERNANDA SUAREZ LONDOÑO

MINISTER OF TRADE, INDUSTRY AND TOURISM	JOSE MANUEL RESTREPO ABONDANO

MINISTER OF EDUCATION	MARIA VICTORIA ANGULO GONZALEZ

MINISTER OF THE ENVIROINMENT	RICARDO JOSE LOZANO PICON

LEGISLATIVE DECREE 519	Page 8 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

MINISTER OF HOUSING, CITY AND TERRITORY	JONATHAN MALAGON GONZALEZ

MINISTER OF INFORMATION TECHNOLOGY AND COMMUNICATIONS	SYLVIA CRISTINA CONSTAIN RENGIFO

MINISTER OF TRANSPORT	ANGELA MARIA OROZCO GOMEZ

MINISTER OF CULTURE	CARMEN INES VASQUEZ CAMACHO

MINISTER OF SCIENCE, TECHNOLOGY AND INNOVATION	MABEL GISELA TORRES TORRES

MINISTER OF SPORTS	ERNESTO LUCENA BARRERO

LEGISLATIVE DECREE 519	Page 9 of 9

(Cont.): Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the Economic, Social and Ecological State of Emergency.

DETAILS OF THE SUPPLEMENT TO THE 2020 INCOME BUDGET

PESOS

ITEM	AMOUNT

1. NATIONAL BUDGET INCOME	15,100,000,000,000

6.0 SPECIAL FUNDS	15,100,000,000,000

No. 0081 EMERGENCY MITIGATION FUND (FOME)	15,100,000,000,000

TOTAL SUPPLEMENT	15,100,000,000,000

SUPPLEMENT TO THE NATIONS’ 2020 GENERAL BUDGET

CTA	SUBC	ITEM	NATION’S	OWN FUNDS	TOTAL
PROG	SUBP

	SECTION 1301

	MINISTRY OF FINANCE	AND PUBLIC CREDIT

	TOTAL SUPPLEMENT	15,100,000,000,000	15,100,000,000,000

	a. OPERATIONS	15,100,000,000,000	15,100,000,000,000

	Unit 130101 GENERAL MANAGEMENT	15,100,000,000,000	15,100,000,000,000

03	CURRENT TRANSFERS	15,100,000,000,000	15,100,000,000,000

03 03	TO GOVT. ENTITIES	15,100,000,000,000	15,100,000,000,000

03 03 01	TO PGN BODIES	15,100,000,000,000	15,100,000,000,000

03 03 01 082	FOME	15,100,000,000,000	15,100,000,000,000

54	FOME SPECIAL FUND	15,100,000,000,000	15,100,000,000,000

TOTAL		15,100,000,000,000	15,100,000,000,000

EXHIBIT B

ENTREPRENEURSHIP	MINHACIENDA
BELONGS TO ALL

RESOLUTION

(1067 of APRIL 29, 2020)

“Establishing the requirements and procedures for the execution by the Nation of public credit transactions authorized by Article 6, Legislative Decree 519 of 2020.”

THE MINISTRY OF FINANCE AND PUBLIC CREDIT

exercising legal powers, particularly powers

under Article 6, Legislative Decree 519 of 2020, and

WHEREAS

Should there be any event other than the events established by Articles 212 and 213 of the Constitution, that threaten to seriously or imminently disrupt the country’s economic, social and ecological order, or are a serious public catastrophe, the President of the Republic, under the terms of Article 215 of the Constitution, and with the signature of all the ministers, may declare a State of Economic, Social and Ecological Emergency;

Through Legislative Decree 417 of 2020 and based on Article 215 of the Constitution, the President of the Republic declared a State of Economic, Social and Ecological Emergency throughout the national territory, for a period of Thirty (30) calendar days, counted from the validity of said Legislative Decree;

On April 5, 2020, Legislative Decree 519 of 2020 was issued “Whereby the Nation’s General Budget for fiscal 2020 is submitted, and executed within the framework of the State of Economic, Social and Ecological Emergency”;

Article 6 of Legislative Decree 519 of 2020 establishes that “For the duration of the effects that gave rise to the declaration of a State of Economic, Social and Ecological Emergency through Decree 417 of 2020, and in order to guarantee the correct execution of the Nation’s General Budget, the Administration is authorized to carry out domestic and foreign transactions necessary to finance General Budget allocations for fiscal 2020, without affecting the authorizations granted by Article 1, Law 1771 of 2015 and rules that regulate the majority. The placement of these transactions only require an authorization given by the Minister of Finance and Public Credit through a resolution, without prejudice to the transactions being under an approval process. The Ministry of Finance and Public Credit shall regulate these operations through an administrative act”;

RESOLUTION No. 1067	APRIL 29, 2020	Page 2 of 3

(Cont.) “Establishing the requirements and procedures for the execution by the Nation of public credit transactions authorized by Article 6, Legislative Decree 519 of 2020.”

In order to be able to access different sources of financing, and to guarantee the availability of funds to finance the authorized General Budget allocations for 2020, it is necessary to define the requirements and procedures for the execution of public credit transactions, in compliance with the provisions of Article 6, Legislative Decree 519 of 2020.

DECISION

Article 1.   Authorization Process.  The internal and external public credit transactions carried out by the Nation to finance General Budget allocations for fiscal 2020 will only require authorization by the Minister of Finance and Public Credit by means of a Resolution. The authorization may granted once there is a:

a.	Favorable opinion issued by the Treasury Committee of the Ministry of Finance and Public Credit;

b.	Final Minutes of the contract approved by the General Directorate of Public Credit and National Treasury.

The indebtedness resulting from transactions authorized according to the terms of this article shall not affect authorizations conferred by Article 1, Law 1771 of 2015, and previous related laws.

Article 2.   Transactions under Authorization Process.  Any internal or external public credit transaction of the Nation that began the authorization process in accordance with the authorization regime established by Decree 1068 of 2015 and other applicable regulations, before the declaration of Economic, Social and Ecological Emergency, and whose resulting resources are required to finance the Nation’s General Budget allocations for fiscal year 2020, shall be subject to the provisions of Legislative Decree 519 of 2020 and this resolution.

Article 3.   Disbursement.  The funds resulting from internal or external public credit operations transactions by the Nation under this resolution shall be disbursed during the 2020 fiscal period.

Paragraph.   Public credit operations, assimilated and related transactions carried out by the Nation under this authorization, shall only require the signature of the parties.

Article 4.   Reports.  The General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit shall send the members of the Inter-Parliamentary Commission on Public Credit and the Technical Secretary of the National Council for Economic and Social Policy (CONPES), a report, stating the amounts and conditions for each transaction carried out pursuant to the provisions of Legislative Decree 519 of 2020 and this resolution, within Thirty (30) calendar days following the conclusion of the operation

RESOLUTION No. 1067	APRIL 29, 2020	Page 3 of 3

(Cont.) “Establishing the requirements and procedures for the execution by the Nation of public credit transactions authorized by Article 6, Legislative Decree 519 of 2020.”

Article 5.   Validity.  This Resolution shall be effective as of the date of publication in the Official Gazette.

LET IT BE NOTIFIED AND PUBLISHED

Bogotá D.C., April 29, 2020

MINISTRY OF FINANCE AND PUBLIC CREDIT

[Signed]
ALBERTO CARRASQUILLA BARRERA

EXHIBIT C

ENTREPRENEURSHIP	MINHACIENDA
BELONGS TO ALL

THE UNDERSIGNED, TECHNICAL SECRETARY TO THE

TREASURY COMMITTEE

ATTESTS:

That on May 27, 2020, as shown on Minutes 2020-10, in a virtual meeting, the Treasury Committee met, and issued a favorable opinion for the Nation—Ministry of Finance and Public Credit, to issue and place public debt titles in international capital markets for up to TWO THOUSAND FIVE HUNDRED MILLION (US$2,500,000,000), of the United States of America or its equivalent in other currencies, in accordance with the provisions of Article 6, Decree 519 of 2020, and Resolution 1067 of 2020 of the Ministry of Finance and Public credit, for the purpose of financing budgetary allocations for fiscal year 2020.

This Certificate is issued on May 29, 2020.

[Signed]

FRANCISCO MANUEL LUCERO CAMPAÑA

Treasury Sub-Director

Technical Secretary, Treasury Committee

Ministerio de Hacienda y Crédito Público

Código Postal 111711

PBX: (57 1) 381 1700

Citizen Service: (571) 6021270 – Domestic: 01 8000 910071

atencioncliente@minhacienda.gov.co

Carrera 8 No. 6 C 38 Bogotá D.C. Colombia

www.minhacienda.gov.co

EXHIBIT D

Entrepreneurship	MINISTRY OF FINANCE
belongs to us all

Resolution 1197

(June 01, 2020)

Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, for up to TWO AND A HALF BILLION U.S. DOLLARS

(US$2,500,000,000), or its equivalent in another currency; and other provisions as decreed.

THE MINISTRY OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by Paragraph 2, Article 41, Law 80 of 1993; Article 6 of Legislative Decree 519 of 2020; and Article 1, Resolution 1067 of 2020.

WHEREAS

Article 2.2.1.1.1, Decree 1068 of 2015, authorizes State entities to carry out public credit transactions, including, among others: issuance, subscription and placement of public debt securities;

Article 10, Law 533 of 1999, states that public debt securities are documents and securities, issued by State entities, with a credit content, and a maturity date;

Article 6, Legislative Decree 519 of 2020 establishes that for the duration of the effects that gave rise to the declaration of the State of Economic, Social and Ecological Emergency declared by Decree 417 of 2020, and in order to guarantee the correct execution of the Nation’s General Budget, the Administration is authorized to carry out domestic or foreign public credit transactions necessary to finance General Budget allocations for fiscal 2020, without affecting the authorizations conferred by Article 1, Law 1771 of 2015 and the rules that regulate the matter. The execution of the transactions will only require authorization given by the Minister of Finance and Public Credit through a resolution, without prejudice if they are in the authorization process;

Article 1, Resolution 1067 of 2020, which defines the requirements and procedures for the execution of public credit transactions by the Nation, authorized in Article 6, Legislative Decree 519 of 2020, establishes that domestic or foreign public credit transactions by the Nation, to finance General Budget allocations for fiscal 2020 shall only require authorization for execution by a resolution of the Minister of Finance and Public Credit, which may be granted once there is:

Resolution No. 1197	June 01, 2020	Page 2 of 4

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, up to the sum of TWO AND A HALF BILLION US DOLLARS (US$2,500,000,000), or its equivalent in another currency; and other provisions are decreed.”

a.	Favorable opinion by the Treasury Committee of the Ministry of Finance and Public Credit, and;

b.	Final minutes of the contract approved by the General Directorate of Public Credit and National Treasury.

The indebtedness resulting from the operations authorized in accordance with the terms of this article shall not affect the authorizations conferred by Article 1, Law 1771 and the previous related laws.

Through External Resolution No. 17 of 2015 and External Regulatory Circular DODM – 145 of October 30, 2015, the Board of Directors of Banco de la Republica and Banco de la Republica, respectively, stated the financial conditions of the issuance and placement of the titles and foreign debt transactions by the Nation, territorial entities and decentralized entities;

As stated in Certification issued on May 29, 2020 by the Technical Secretary of the Treasury Committee of the Ministry of Finance and Public Credit: “(...) on May 27, 2020, as recorded in the 2020 Act- 10, in a non-face-to-face session, the Treasury Committee met and issued a favorable concept so that the Nation – Ministry of Finance and Public Credit – proceed to issue, subscribe and place foreign public debt securities on international capital markets, up to the sum of TWO THOUSAND FIVE HUNDRED BILLION DOLLARS (US$ 2,500,000,000) of the United States of America or its equivalent in other currencies, in accordance with the provisions of Article 6, Decree 519 of 2020 and Resolution 1067 of 2020 of the Ministry of the Treasury and Public Credit, whose purpose is to finance budget allocations for 2020 2020”;

The General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit by memorandum filed under No. 3-2020-008280 dated May 29, 2020, in accordance with the provisions of paragraph (b) of article 1 of Resolution 1067 of 2020 of the Ministry of Finance and Public Credit, approved the text of the minutes of the “Underwriting Agreement” that the Nation entered into with the placement banks, in relation to the Issuance of public debt securities that it intends to carry out on international capital markets for up to TWO THOUSAND FIVE HUNDRED BILLION Dollars of the United States of America (US$ 2,500,000,000), destined to finance National Government budgetary allocations for the 2020 period;

Resolution No. 1197	June 01, 2020	Page 3 of 4

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, up to the sum of TWO AND A HALF BILLION US DOLLARS (US$2,500,000,000), or its equivalent in another currency; and other provisions are decreed.”

DECISION

Article 1.   Authorization.  Authorize the Nation to issue, subscribe, and place external public debt securities in international capital markets for a sum of up to TWO AND A HALF BILLION US DOLLARS (US$ 2,500,000,000), or its equivalent in another currency, for the purpose of financing 2020 budget allocations;

Article 2.   Financial Terms.  External public debt titles to be issued, as referred to in the preceding article, shall be subject to financial conditions set out in the rules issued by the Central Bank’s Board of Directors, or the Central Bank itself, in compliance with the guidelines set forth by the Board.

Article 3.   Other Terms and Conditions.  The other terms, conditions and characteristics of the issuance being authorized by the present Resolution shall be established by the General Directorate of Public Credit and Treasury, Ministry of Finance and Public Credit, taking the following into account:

Redemption Period:	Over Two (2) years, depending on the market;

Interest Rate:	Fixed or Variable

Other expenses and commissions:	Market standard for this type of transaction.

Paragraph: Funds resulting from this transaction shall be disbursed during fiscal year 2020.

Article 4.   Authorization for Related Transactions.  The Nation is authorized to carry out all related transactions described in Article 1 herein.

Article 5.   Taxes.  In accordance with the provisions in Article 7, Law 488 of 1998, payment of principal, interests, commissions and other payments related to foreign public credit transactions shall be exempt of any national tax, duty, contribution or levy when made to persons who are not resident in this country.

Article 6.   Report of conclusion of the transaction. Under Article 4, Resolution 1067 of 2020, the General Directorate of Public Credit and National Treasury shall send the members of the Inter-Parliamentary Commission on Public Credit and the Technical Secretary of the National Council for Economic and Social Policy (CONPES), a report with the amounts and financial conditions of the transaction authorized in article 1 of this resolution, within thirty (30) calendar days following its conclusion.

Resolution No. 1197	June 01, 2020	Page 4 of 4

(Cont.) “Whereby the Nation is authorized to issue, subscribe and place foreign public debt securities in the international capital markets, up to the sum of TWO AND A HALF BILLION US DOLLARS (US$2,500,000,000), or its equivalent in another currency; and other provisions are decreed.”

Article 7.   Other Rules.  The Nation – through the Ministry of Finance and Public Credit—shall comply with all other applicable standards, in particular External Resolution No. 1 of 2018, by the Central Bank’s Board of Directors, and other rules that may amend it or revoke it.

Article 8.   Validity and Publication.  The present Resolution shall be valid from the date of its publication in the Official Journal. This requirement is understood to have been met by instruction given by the Director General of Public Credit and National Treasury, Ministry of Finance and Public Credit, as provided by Article 18, Law 185 of 1995.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogotá, D.C. on June 01, 2020

THE MINISTER OF FINANCE AND PUBLIC CREDIT

[Signed]

ALBERTO CARRASQUILLA BARRERA

APPROVED: Lizeth Camila Erazo/Lina Maria Londoño

DRAFTED: Juliana López Cortes / Cristina Orrego

DEPARTMENT: Sub-Directorate, External Financing/Legal Matters Group

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Validate digitally signed document in: http://sedeelectronica.minhacienda.gov.co

Electronic signature, valid under Law 527 of 1999 and Decree 2364 of 2012

Exhibit E

Entrepreneurship	Minhacienda
belongs to all

MEMORANDUM

2.3	General Directorate, Public Credit and Treasury

Filing No. 3-2020-008280

File No.    9555/2020/MEM

Bogota, May 29, 2020

TO:	GERMAN EDUARDO QUINTERO ROJAS – General Secretary

SUBJECT:	APPROVAL – MINUTES OF UNDERWRITING AGREEMENT

In accordance with the provisions of Resolution 1067 of 2020, Article 1, Paragraph (b) by the Ministry of Finance and Public Credit, the text of the Minutes of the “Underwriting Agreement” to be entered into by the Nation with placement banks, in relation to the issuance of public debt securities that the Nation intends to issue on the international capital market for up to TWO THOUSAND FIVE HUNDRED MILLION Dollars of the United States of America (US$ 2,500,000,000), destined to finance national government budget allocations for the 2020 fiscal period, is approved.

Sincerely,

CÉSAR AUGUSTO ARIAS HERNÁNDEZ

Attachments:	Underwriting Agreement
Cc:	ALBERTO CARRASQUILLA BARRERA
MINISTER OF FINANCE AND PUBLIC CREDIT

APPROVED:	LIZETH CAMILA ERAZO
DRAFTED:	JULIANA LÓPEZ CORTÉS

Digitally signed by CESAR AUGUSTO ARIAS HERNANDEZ

Director of Public Credit and Treasury

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